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                                                                     Exhibit 14
           Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the initial Registration Statement (Form N-6 No. 811-08559 for the VUL(DB) IV product) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life & Annuity Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) March 31, 2004, with respect to the financial statements of Lincoln Life & Annuity Company of New York, and (b) March 1, 2004, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M.


                                               /s/ ERNST & YOUNG LLP


Fort Wayne, Indiana
August 18, 2004